EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Keith Hall Senior Vice President and CFO (704) 944-8580 khall@lendingtree.com	Brian Regan Vice President of Finance (704) 944-8531 bregan@lendingtree.com	Deborah Roth Senior Director, Corporate Communications (704) 944-8571 droth@lendingtree.com

LendingTree Reports Record Revenue and Earnings for
Fourth Quarter 2002

•	Fourth quarter revenue of $34.7 million represents twelve consecutive quarters of growth, increasing 12% from previous quarter and 85% over same quarter of 2001. Full year 2002 revenue of $111.4 million increased 74% over previous year.

•	Net income available to common shareholders of $5.6 million in fourth quarter was 75% greater than previous quarter. Earnings per share (EPS) of $0.19 in fourth quarter is favorable to previously improved guidance and to prior quarter by $0.01 and $0.07 per share, respectively. Full year 2002 EPS of $0.20 compares favorably to loss of $1.66 per share in 2001.

•	Value of closed loans facilitated by LendingTree exchange reaches a record $7.9 billion, an increase of 36% over previous quarter and 92% over fourth quarter 2001. Total value of loans closed in 2002 is $21.9 billion, or 80% growth over 2001.

•	Company raises 2003 guidance by 15%, projecting full year diluted EPS of $0.46 per share.

CHARLOTTE, N.C., February 3, 2003 — LendingTree, Inc. (NASDAQ: TREE), the leading online lending exchange, today announced financial results for its fourth quarter ended December 31, 2002, reporting its second consecutive quarter of positive earnings per share (EPS) and three years of sequential quarterly revenue growth. During the quarter, the Company earned $5.6 million, or $0.19 per diluted share, in accordance with generally accepted accounting principles (GAAP). The fourth quarter EPS is favorable to the Company’s previously improved guidance by $0.01 per share and to the third quarter by $0.07 per share, or 58%. During the same quarter in 2001, the Company incurred a GAAP loss of $0.29 per share. Net income available to common shareholders for the full year in 2002 was $4.8 million, or $0.20 per diluted share, compared to a net loss attributable to common shareholders in 2001 of $31.8 million, or $1.66 per share.

For the fourth quarter, LendingTree posted revenue of $34.7 million, which is $3.8 million, or 12%, greater than the previous record set in the third quarter of 2002 and $16.0 million, or 85%, greater than the revenue for the fourth quarter of 2001. Revenue for the full year in 2002 totaled $111.4 million, which is up 74% over the $64.0 million in revenue earned in 2001.

Results for the year ended December 31, 2002 also marked record totals for transaction volume and closings for both the lending and realty services exchanges. In 2002, transmitted loan requests for the Company’s lending exchange grew by 32% over 2001 to nearly 1.9 million transmits, while closing volume increased 80% over the previous year to $21.9 billion. The 2002 growth in the value of closed loans over the previous year was 106% for mortgage, 82% for auto, and 50% for home equity. The realty exchange produced 16% additional referrals and more than doubled closings over 2001 totals.

Doug Lebda, founder and CEO, stated, “Our most recent quarterly and annual financial results demonstrate the leadership position of LendingTree in the online lending industry. During the quarter, we facilitated $7.9 billion in closed loans, an increase of 36% over the previous quarter and nearly twice the amount closed during the same quarter last year. Our well-known brand continued to attract a record number of consumers to our lending exchange in the fourth quarter and throughout the year. More importantly, the capacity of our exchange increased to record levels during 2002 due to a number of initiatives, particularly by adding new lenders and improving automation. Therefore, our improved capacity in 2002 enabled us to facilitate more transmitted loan requests than in prior periods of high refinance activity.”

Lebda continued, “We will continue to emphasize adding new lenders in 2003, as enhanced capacity and competition are vital to our operating metrics as interest rates stabilize or rise. We had 197 participating lenders at the end of 2002, representing an increase of 36% over last year. Effectively growing and managing the supply-side of our exchange has been fundamental to our accomplishments to date, and it will continue to play a crucial role in future success.”

Keith Hall, senior vice president and CFO, stated, “Our scaleable business model allowed us to earn significantly more revenue without substantially increasing our costs. Consequently, we maintained a gross margin of nearly 85% in the fourth quarter. Total contribution margin per transmitted loan request reached another record level of $29.25, improving 19% over the previous quarter and 123% over the fourth quarter of 2001. The ratio of the fourth quarter’s operating expense-to-revenue dropped to 67%, down from 72% in the previous quarter and 103% in the fourth quarter last year.”

Hall continued, “At the end of the year, LendingTree had $27.2 million in total cash, an increase of $13.5 million over the previous quarter. We also did not have any balances outstanding under our available credit facilities. During the fourth quarter, the Company generated $10.7 million in cash flow from operating activities, less capital expenditures, compared to $2.5 million in cash used during the same quarter last year.”

Business Outlook

Lebda stated, “While our mortgage product has thrived this year due to strong volume and added capacity, our business model continues to perform as anticipated. A low interest rate environment shifts our loan mix toward mortgage refinance requests and away from the home equity product, where we earn higher revenue per customer. As interest rates rise, we believe that our continued growth will be based on improvements in our home equity mix and metrics, expansion into new marketing channels, and increasing our penetration in other products, like realty services.”

Hall added, “We remain confident in our business outlook and, therefore, are revising upward our 2003 guidance. Our improved forecast is due primarily to three factors. First, our telephone channel is ramping faster than we previously estimated due to favorable responses from consumers to our introductory advertising campaign. Second, we now anticipate continued strength in mortgage refinance activity through the first half of 2003. Third, we plan to launch and more aggressively market an expanded realty services product. This new real estate offering includes home listings and home valuation tools, in addition to our current ‘Find a Realtor®’ product.”

“Accordingly, we are increasing our guidance for 2003 revenue by $5.9 million to $136.9 million and raising our outlook for net income available to common shareholders by $2.3 million to $13.3 million. This increase will add $0.06 per share to full year earnings, now expected to be $0.46 per diluted share, up 15% from our previous guidance and 130% above 2002 EPS.”

The foregoing information is based on current expectations. Actual results may differ materially. These statements are forward-looking and do not reflect the potential impact of events that may occur after the date of this release, including the risks described below under the caption “Disclosure Regarding Forward-Looking Statements.”

(all figures in millions, except %, per share and per transmit data)

	2002 Actual					2002 Full Year

P&L Data	Q1		Q2	Q3	Q4

Revenue
Loan Exchange	$18.3		$20.5	$27.5	$31.1	$97.4
Realty Exchange	$1.3		$2.7	$2.9	$2.5	$9.4
Lend-X Technology	$1.6		$1.3	$0.5	$1.1	$4.7

Total Revenue	$21.3		$24.5	$30.9	$34.7	$111.4
Gross Margin	$18.0		$20.7	$26.2	$29.5	$94.4
Gross Margin %	84.8%		84.4%	84.6%	84.9%	84.7%
Total Operating Expense[1]	$18.8	[2]	$21.3	$22.4	$23.3	$85.8

Interest Income	$0.0		$0.2	$0.0	$0.1	$0.3

Net (Loss)/Income	$(0.7)	[2]	$(0.4)	$3.8	$6.2	$8.9

Dividends and Accretion on Preferred Stock	$2.1		$0.7	$0.6	$0.6	$4.0

Net (Loss)/Income (Attributable)/Available to Common Shareholders	$(2.8)	[2]	$(1.1)	$3.2	$5.6	$4.8

EPS — Diluted	$(0.15)		$(0.05)	$0.12	$0.19	$0.20

Weighted Average Common Shares — Basic	19.4		20.8	22.2	22.4	21.1
Weighted Average Common Shares — Diluted[3,4]	N/A		N/A	32.2	32.2	24.4

[1]	Operating expense in 2002 includes depreciation and amortization expense, as well as non-cash stock based compensation charges, totaling $7.9 million, incurred quarterly as follows: Q1 $2.1 million, Q2 $2.3 million, Q3 $1.6 million, and Q4 $1.8 million.

[2]	Includes one-time credit for a revision to an estimate of approximately $0.6 million related to incentive compensation. Excluding this positive adjustment, total operating expense for the quarter was $19.4 million, net loss was $1.3 million, net loss attributable to common shareholders was $3.4 million, and net loss per basic share was $0.18.

[3]	For the quarter ended December 31, 2002, diluted weighted average common shares outstanding include 9.9 million weighted average potential common shares. Potential common shares consist of 6.5 million shares issuable upon the assumed conversion of convertible preferred stock and 3.4 million net shares issuable from options and warrants under the treasury stock method.

[4]	As of December 31, 2002, the Company has 22.6 million common shares issued and outstanding, 6.3 million options and warrants outstanding, and 6.0 million shares of preferred stock outstanding, which were convertible into 6.5 million shares of common stock.

	2002 Actual				2002

Key Metrics	Q1	Q2	Q3	Q4	Full Year

Volume Transmitted Loan Requests (000’s)	382	367	555	541	1,845
Variable Marketing Expense ($ in millions)	$9.0	$10.3	$11.1	$11.5	$41.9
Per Transmit Metrics:
Revenue	$47.93	$55.89	$49.48	$57.43	$52.79
Variable Marketing Exp.	$23.49	$28.17	$20.05	$21.15	$22.71
Cost of Revenue	$5.21	$5.29	$4.95	$6.48	$5.55

Total Contribution Margin	$19.23	$22.43	$24.48	$29.80	$24.52

(all figures in millions, except %, per share and per transmit data)

2003 Guidance

P&L Data	Q1	Q2	Q3	Q4	Full Year

Revenue
Loan Exchange	$30.3	$30.5	$31.0	$29.2	$121.0
Realty Exchange	$2.4	$3.0	$4.2	$4.3	$13.9
Lend-X Technology	$0.5	$0.5	$0.5	$0.5	$2.0

Total Revenue	$33.2	$34.0	$35.7	$34.0	$136.9
Gross Margin	$27.6	$28.4	$29.7	$28.3	$114.0
Gross Margin %	83.1%	83.5%	83.2%	83.2%	83.3%
Total Operating Expense[1]	$24.4	$24.7	$25.7	$23.8	$98.6
Interest Income	$0.1	$0.1	$0.1	$0.1	$0.4

Net Income	$3.3	$3.8	$4.1	$4.6	$15.8

Dividends and Accretion on Preferred Stock	$0.6	$0.6	$0.6	$0.6	$2.5

Net Income Available to Common Shareholders	$2.7	$3.2	$3.5	$4.0	$13.3

EPS — Diluted	$0.10	$0.11	$0.12	$0.13	$0.46

Weighted Average Common Shares — Basic	22.3	22.3	22.3	22.3	22.3
Weighted Average Common Shares — Diluted	33.3	33.8	34.3	35.0	34.1

[1]	Operating expense in 2003 includes depreciation and amortization expense, as well as non-cash stock based compensation charges, totaling $6.2 million, incurred quarterly as follows: Q1 $1.7 million, Q2 $1.8 million, Q3 $1.4 million, and Q4 $1.3 million.

2003 Guidance

Key Metrics	Q1	Q2	Q3	Q4	Full Year

Volume Transmitted Loan Requests (000’s)	510	513	520	480	2,023
Variable Marketing Expense ($ in millions)	$13.5	$13.8	$14.2	$13.1	$54.6
Per Transmit Metrics:

Revenue	$59.41	$59.45	$59.62	$60.83	$59.81
Variable Marketing Exp	$26.47	$26.90	$27.31	$27.29	$26.99
Cost of Revenue	$8.02	$7.49	$6.92	$7.91	$7.58

Total Contribution Margin	$24.92	$25.06	$25.39	$25.63	$25.25

The above information is based on current expectations. Actual results may differ materially. These statements are forward-looking and do not reflect the potential impact of events that may occur after the date of this release, including the risks described below under the caption “Disclosure Regarding Forward-Looking Statements.”

Conference Call Information: LendingTree has scheduled a conference call to discuss the Company’s financial results for the fourth quarter of 2002 on Monday, February 3rd at 10:00 a.m. EST. To listen to the conference call, please dial (888) 799-0558. A replay of the call will be available starting two hours after the completion of the call until February 6, 2003. The dial-in number for the replay will be 800-642-1687, Conference ID # 7658781. The conference call will also be available via Webcast at www.lendingtree.com.

About LendingTree, Inc.

Founded in 1996, LendingTree (NASDAQ: TREE) is the leading online lending Exchange that connects consumers, Lenders, Realtors®, and related service providers. The LendingTree Exchange is made up of more than 190 banks, lenders, and brokers (Lenders) and has facilitated nearly $40 billion in closed loans since inception. More than 8.0 million consumers have accessed the LendingTree Exchange through the Company’s site at www.lendingtree.com and through online and offline partners. Loans available via the LendingTree Exchange include home mortgage, home equity, automobile, personal, debt consolidation, and credit cards. LendingTree is the No. 1 brand in the online lending market for consumers, with 67 percent national awareness. The LendingTree Lend-X technology has been cited as ‘the platform of choice’(a) for online lending and has been adopted by industry leaders to power their online lending initiatives. The LendingTree Realty Services offering connects consumers to a nationwide network of approximately 7,000 Realtors®. The Company’s services and products are specifically designed to empower consumers, Lenders, and related service providers throughout the lending process, delivering convenience, choice, and excellent value.

(a) Resuscitating Mortgage Lending. Forrester Research, March 2001

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements and information regarding: our guidance related to our projected financial and operating results through the end of 2003; our intention to continue to add new lenders in 2003; our belief that effectively growing and managing the supply-side of our exchange will continue to play a crucial role in our future success; our belief that our future growth will be based on improvements in home equity mix and metrics, expansion into new marketing channels, and increasing our penetration in other products such as realty services; our guidance being improved by the impact of the phone channel, an expanded realty services offering, and the continuation of a strong mortgage refinance market through the first half of 2003; and our belief that our current cash balance and projected positive results from operations will adequately fund our cash needs for the foreseeable future. These statements are based on management’s current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer demand or acceptance of our services; the willingness of lending institutions to offer their products over the Internet; further changes in the Company’s relationships with existing lenders, companies, and/or strategic partners; the Company’s ability to attract and integrate new lending companies and strategic partners; implementation of competing Internet strategies by existing and potential lending participants; implementation and acceptance of new product or service offerings; consumer lending industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

# # #

LendingTree, Inc.
Operating Statistics by Product
For the Quarter Ended December 31, 2002

	LendingTree Exchange

							Lending
		Home		Credit			Exchange		Realty
	Mortgage	Equity	Auto	Card		Personal	Sub-Total		Services		Total

Volume
Loan/Real Estate Requests Transmitted:
Number	296,404	74,837	98,516	51,182		20,491	541,430		12,248		553,678
Volume of Requests (in $ millions)	$48,662	$3,633	$1,686	$256		$179	$54,416		$2,793		$57,209

Transactions Closed in Q4 2002 Number	30,842	16,216	12,833	7,264	[1]	2,552	69,707		1,178		70,885
Volume of Transactions Closed (in $ millions)	$6,563	$990	$232	$36	[1]	$28	$7,849		$269		$8,118

Conversion Rates
Transmit Rate	81.4%	82.0%	69.1%	75.7%		26.1%	63.5%	[1]			63.5%

Static Pool Close Rate (Quarterly Average)[2]	10.9%	22.6%	19.4%	9.2	% [3]	34.5%	14.6%		7.1	% [6]	14.6%

Revenue (in $000’s)
Exchange Revenue	$20,750	$6,349	$1,453	$327	[1]	$297	$29,953	[4]	$532		$30,485
Affinity Partner Revenue	1,144						$1,144		1,956		$3,100
Lend-X Technology Revenue											1,146

Total Revenue	$21,894	$6,349	$1,453	$327		$297	$31,097		$2,488		$34,730

Average Revenue per Transmit	$73.86	$84.84	$14.75	$6.38		$14.51	$57.43		$203.13

Other Data
Number of Lenders/Realty Agencies	139	61	14	6		7	197	[5]	645

[1]	Includes credit card cross-sell activity.

[2]	The static pool close rate incorporates the average time lag between the submission of a loan request (a “QF”) and the closure of a loan. It represents the closure rate of approved QFs from a static pool of requests submitted in the most recent month with a complete closure cycle. A static pool is considered to have a complete closure cycle after 120 days from the month in which a mortgage QF was submitted, 90 days after a home equity QF was submitted, 60 days after an auto or personal QF was submitted, and less than 30 days after a credit card QF was submitted.

[3]	The close rate for credit cards represents the percentage of cards transmitted via the Network that resulted in card issuances in the fourth quarter (excluding credit card cross-sell activity).

[4]	Total Lending Exchange Revenue does not add across as the total includes Set-Up Fees, Adaptive Marketing Fees and Realty Services Revenue.

[5]	Number of Lenders does not add across because a lender can offer multiple loan products. The total lender number is the discrete number of LendingTree Exchange participants.

[6]	The static pool closing cycle for a real estate referral is 180 days from the month in which a real estate referral was submitted.

LendingTree, Inc.

Operating Statistics by Marketing Channel

For the Quarter Ended December 31, 2002

		Lend-X/Affinity			Cross-sell/
	LT.com	Partners		Affiliates	Other	Total

Revenue (in $000’s)
Lending Exchange Revenue	$22,002	$3,902		$4,265	$928 [1]	$31,097
Realty Exchange Revenue	532	1,956				$2,488
Lend-X Technology Revenue		1,146				$1,146

Total Revenue	$22,534	$7,004		$4,265	$928	$34,730

Marketing & Advertising
Variable Marketing & Advertising Costs (in $000s)	$8,134	$1,076	[3]	$2,243	$0	$11,453
Volume
Loan Requests Transmitted	356,183	83,033	[3]	102,214	0	541,430

Lending Exchange Per Transmit Metrics
Revenue	$61.77	$47.00	[3]	$41.72	$1.71	$57.43
Variable Marketing & Advertising Costs	22.84	12.96	[3]	21.94	0.00	21.15

Variable Marketing Contribution Margin	$38.94	$34.04		$19.78	$1.71	$36.28

[1]	Includes Credit Card Cross-sell Fees, Set-up Fees, and Adaptive Marketing Fees.

[2]	Variable Marketing & Advertising includes working media advertising, affiliate network costs and Lend-X network costs.

[3]	Variable marketing costs, loan requests transmitted and average exchange revenue per transmit excludes Lend-X revenue derived from Affinity Partners.

LendingTree, Inc.
Consolidated Statements of Operations

	For the Years Ended December 31,

	2002	2001	2000

	(in thousands, except per share data)
Revenue:
Exchange	$106,743	$57,478	$27,465
Lend-X technology	4,663	6,541	3,348

Total revenue	111,406	64,019	30,813

Cost of revenue:
Exchange	15,877	12,427	7,498
Lend-X technology	1,164	1,262	1,874

Total cost of revenue	17,041	13,689	9,372
Gross profit:
Exchange	90,866	45,051	19,967
Lend-X technology	3,499	5,279	1,474

Total gross profit	94,365	50,330	21,441
Operating expenses:
Product development	2,870	4,580	2,677
Marketing and advertising	50,245	39,903	56,599
Sales, general and administrative	32,649	33,637	28,268

Total operating expenses	85,764	78,120	87,544

Income (loss) from operations	8,601	(27,790)	(66,103)
Loss on impaired investment	—	(600)	(1,900)
Interest income	709	594	2,212
Interest expense, financing and other charges	(409)	(1,119)	(212)

Income (loss) from operations before income taxes	8,901	(28,915)	(66,003)

Provision (benefit) for income taxes	—	—	—

Net income (loss) from operations	8,901	(28,915)	(66,003)

Accretion of mandatorily redeemable preferred stock	(676)	(527)	—
Dividends on preferred stock	(3,392)	(2,385)	(2,461)

Net income (loss) available to common shareholders	$4,833	$(31,827)	$(68,464)

Net income (loss) per common share — basic	$0.23	$(1.66)	$(4.15)

Net income (loss) per common share — diluted	$0.20	$(1.66)	$(4.15)

Weighted average shares used in basic net income (loss) per common share calculation	21,137	19,160	16,512

Weighted average shares used in diluted net income (loss) per common share calculation	24,389	19,160	16,512

LendingTree, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2002	2001

	$ in thousands)
Assets
Current assets:
Cash and cash equivalents	$22,708	$3,400
Restricted cash	4,479	2,764

Total cash and cash equivalents and restricted cash	27,187	6,164
Accounts receivable, net of allowance for doubtful accounts	16,892	11,438
Prepaid expenses and other current assets	1,055	1,174

Total current assets	45,134	18,776
Equipment, furniture and leasehold improvements, net	1,717	2,016
Projects in process	1,468	282
Software, net	965	2,572
Intangible assets, net	1,330	3,667
Other assets	73	618

Total assets	$50,687	$27,931

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$6,952	$4,508
Deferred revenue	1,289	2,013
Accrued incentive and other compensation	5,095	5,627
Accrued professional services and other fees	284	444
Accrued consumer promotional costs	1,324	1,709
Accrued other expenses	1,422	1,774
Short term borrowings	—	—
Current portion capital lease obligations	619	743

Total current liabilities	16,985	16,818
Deposits by subtenants	55	145
Capital lease obligations	311	291
Commitments and contingencies (Note 9) Mandatorily redeemable securities Series A convertible preferred stock, $.01 par value, 8% cumulative, 6,885,715 shares authorized, 5,996,676 and 6,885,715 shares issued and outstanding at December 31, 2002 and 2001, respectively	21,691	23,878
Shareholders’ equity (deficit):
Common stock, $.01 par value, 100,000,000 shares authorized, 22,823,920 and 19,907,034 shares issued at December 31, 2002 and 2001, respectively	228	199
Treasury stock (237,673 shares at December 31, 2002 and 661,996 shares at December 31, 2001, at cost)	(1,518)	(4,170)
Additional paid-in-capital	131,357	121,675
Accumulated deficit	(118,163)	(127,064)
Deferred compensation	(214)	(1,477)
Notes receivable from officers	(45)	(2,364)

Total shareholders’ equity (deficit)	11,645	(13,201)

Total liabilities and shareholders’ equity (deficit)	$50,687	$27,931